UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/20/2006

Time Warner Telecom Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Time Warner Telecom Inc. (the "Company") entered into an Underwriting Agreement (the "Underwriting Agreement") dated September 20, 2006 with Time Warner Companies, Inc., TW/TAE, Inc. Warner Communications Inc., Advance Telecom Holdings Corporation, Newhouse Telecom Holdings Corporation (collectively, the "Selling Stockholders"), and Deutsche Bank Securities Inc., Lehman Brothers Inc., and J.P. Morgan Securities Inc. (collectively, the "Underwriters"),relating to the sale by the Selling Stockholders of 39,660,598 shares of the Company's Class A common stock, and up to an additional 3,966,060 shares of the Company's Class A common stock in the event the Underwriters exercise their over-allotment option. The Underwriting Agreement provides that, subject to satisfaction of customary closing conditions, the Underwriters will purchase the shares of Class A common stock from the Selling Stockholders at a price of $17.50 per share, less an underwriting discount of $0.6563 per share. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

As of August 31, 2006, Time Warner Inc., Advance Telecom Holdings Corporation, Newhouse Telecom Holdings Corporation and their respective subsidiaries collectively owned approximately 35.7% of the Company's outstanding common stock and approximately 84.7% of the Company's voting power. Four of the members of the board of directors of the Company currently are appointed by Time Warner Inc. and one member of the board of directors of the Company is appointed by Advance/Newhouse. As a result of the transaction described in the Underwriting Agreement and assuming exercise of the over-allotment option, Time Warner Inc. and Advance/Newhouse will no longer be entitled to board representation.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: September 26, 2006	By:	/s/ Tina Davis
Tina Davis
Vice President and Deputy General Counsel